C/4017

                          TECHNOLOGY TRANSFER AGREEMENT

     THIS TECHNOLOGY TRANSFER AGREEMENT, entered into this 23rd day of February, 1993, by and among the parties: NGV SYSTEMS, INC. (hereafter "NVSI"), a Delaware corporation having a place of business at 2250 Cherry Industrial Circle, Long Beach, California 90805; ALCOA COMPOSITES, INC. (hereafter "ACI"), a Delaware corporation, and a wholly-owned subsidiary of Aluminum Company of America ("Alcoa"), ACI having a place of business at 605 E. Huntington Drive, Suite 200, Monrovia, California 91016; and AUDIE L. PRICE, P.E. (hereafter "PRICE"), an individual residing at 4437 Via Precipicio, San Diego, California 92122.

                                   WITNESSETH:

     WHEREAS, PRICE represents that he has developed and owns technology relating to processes and equipment designs for winding high service pressure cylinders (hereafter "Tank Technology"); and

     WHEREAS, on April 24, 1992, ACI obtained from PRICE an exclusive license for the Tank Technology; and

     WHEREAS, ACI is willing to transfer, and NGVSI desires to obtain, ACI's exclusive license to continue developing and marketing compressed gas cylinders for self-contained breathing systems, compressed natural gas storage tanks and other related applications under the terms and conditions of this Technology Transfer Agreement; and

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     WHEREAS, PRICE is willing to assent to the transfer of ACI's exclusive license to NGVSI, and NGVSI desires to obtain PRICE's other related technology rights in order that NGVSI can further develop and commercially use such technology under the terms and conditions of this Technology Transfer Agreement.

     NOW, THEREFORE, in consideration of this mutual premises and covenants, and intending to be legally bound, the parties agree as follows:

                             ARTICLE I - DEFINITIONS

     For purposes of this Technology Transfer Agreement, the following terms shall have the following respective meanings:

     Section 1.1. Technology. The term "Transferred Technology" means (i) all models, samples, know-how, technical data, methods, equipment, designs, specifications, drawings, compositions and other information developed or acquired by PRICE prior to June 25, 1990, PRICE's employment date with ACI, which models, samples, know-how, technical data, methods, equipment, designs, specifications, drawings, compositions and other information relate to the fabrication of pressure cylinders by a winding process in which the cylinder is fabricated using a combination of plastic molding which may include layers of broadstock, metal or nonmetallic materials, and/or metal or nonmetallic weldment, such constructions serving as an essentially non-fixture supported mandrel suitable to support winding operations (hereafter "ACI Licensed Technology"); and (ii) any and all modifications, enhancements, redesigns or improvements to the ACI Licensed Technology developed by either ACI or PRICE (or its agents, employees, consultants, independent contractors or affiliates) or PRICE (or his agents, employees, consultants, independent


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contractors or affiliates) from June 25, 1990 through the date of this
Technology Transfer Agreement first written above. Expressly excluded from Transferred Technology are any technologies pertaining to ACI's fiber wound tanks for containment of aviation fuel and other liquids.

     Section 1.2. Technology Patents. The term "Technology Patents" means any United States patent or pending application pertaining to Transferred Technology and owned by ACI or PRICE as of the date of execution of this Technology Transfer Agreement.

     Section 1.3. Technology Products. The term "Technology Products" means any pressure cylinder including, but not limited to, the firemens' breathing system (hereafter "FBS") bottles and compressed natural gas (hereafter "CNG") tanks, which cylinders are fabricated by NGVSI, or a licensee of NGVSI, using the Transferred Technology. Technology Products shall pertain to only the aforementioned pressure cylinders and not include any ancillary or peripheral equipment not integral with the cylinder such as valves, fittings, regulators, shields or the like.

     Section 1.4. Improvements. The term "Improvements" means any modification, enhancement, redesign or improvement to the Transferred Technology, whether patentable or unpatentable, which is conceived or reduced to practice by either PRICE, or NGVSI, throughout the term of this Technology Transfer Agreement.

     Section 1.5. Net Selling Price. The term "Net Selling Price" means: (a) the actual net amount received by NGCSI, or a commercial manufacturing licensee of NGVSI (other than a research and development licensee), for Technology Products


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sold to any third party less any amount actually paid or credited by NGVSI for any Technology Products returned for refund; and (b) the net price at which Technology Products are being sold or offered for sale in similar quality and quantity on the date when such Technology Products are delivered for use by either NGVSI or a licensee thereof under circumstances where NGVSI or such licensee are the end users of such Technology Products.

                        ARTICLE II - TECHNOLOGY TRANSFER

     Section 2.1. ACI hereby transfers to NGVSI all rights, property interests acquired and obligations under its License Agreement with PRICE, and PRICE hereby consents to such transfer thereby granting exclusively to NGVSI, full right, title and license to make, have made, use and sell Technology Products throughout the world, subject to the reversionary rights at Section 9.4 hereof for the first ten (10) years from the date of execution of this Technology Transfer Agreement. The parties acknowledge and agree that, at the end of said ten (10) year period, said reversionary rights shall lapse, and thereupon ACI shall have no rights, title or interest whatsoever to the Transferred Technology, improvements, Technology Patents or Technology Products.

     Section 2.2. ACI acknowledges that NGVSI is the exclusive owner of all Improvements, subject to the reversionary rights at Section 9.4 hereof for the first ten (10) years from the date of execution of this Technology Transfer Agreement. The parties acknowledge and agree that, at the end of said ten (10) year period, said reversionary rights shall lapse and thereupon ACI shall have no rights, title or interest to said improvements.


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     Section 2.3. PRICE hereby transfers to NGVSI all his rights and property interests to the Transferred Technology and PRICE hereby creates in and grants to NVGSI full right, title and license to make, have made, use and sell Technology Products and Improvements, subject to the reversionary rights at
Section 9.4 until the cumulative Net Selling Price received by NGVSI or its licensees with respect to the sale of Technology Products cumulatively equals One Hundred Million Dollars ($100,000,000.00). The parties acknowledge and agree that, after said Net Selling Price cumulatively equals said sum, said reversionary rights shall lapse, and PRICE shall have no rights, title or interest whatsoever to the Transferred Technology Products or Improvements.

                             ARTICLE III - ROYALTIES

     Section 3.1. In consideration of the transfer of the Transferred Technology and other rights granted in this Agreement, NGVSI shall:

     (a) assume all obligations owned by ACI to PRICE under the License Agreement dated April 24, 1992, including paying directly to PRICE:

          (i) a minimum annual royalty of Sixty Thousand Dollars ($60,000), payable at the rate of Five Thousand Dollars ($5,000) per month during the term of this Technology Transfer Agreement. Any difference between the annual royalties payable under Section 3.1
               (a) (iii) hereof and the annual minimum royalty payable hereunder shall be credited against annual royalties under Section 3.1(a)
               (iii), for a three year carry-forward period; and


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          (ii) a Fifty Thousand Dollar ($50,000) bonus to be divided $25,000 for
               FBS bottles and $25,000 for CNG tanks due promptly after NGVSI receives "Exemption" approval from DOT to sell such bottles and tanks made using the Transferred Technology, provided that such DOT approvals are received prior to April 25, 1995; and

          (iii) a running royalty of one and one-half percent (1.5%) of the Net Selling Price of Technology Products sold for the first One Hundred Million Dollars ($100,000,000) in Net Sales after which said royalty payment obligation shall expire; and

     (b) In addition to the foregoing assumed obligations, pay to PRICE a non-refundable Technology Transfer fee of Twenty Five Thousand Dollars ($25,000) payable promptly after execution of this Technology Transfer Agreement by all parties, and pay to ACI:

          (i) a non-refundable Technology Transfer fee of Two Hundred and Eighty-Seven Thousand Dollars ($287,000) payable in semi-annual installments of Fifty Thousand Dollars ($50,000) each, except that the last and final installment shall be in the amount of Thirty-Seven Thousand Five Hundred Dollars ($37,500.00), with the first of said payments being due one year from the date of execution of this Technology Transfer Agreement by all parties;

          (ii) a running royalty of one and one-half percent (1.5%) of the Net Selling Price of Technology


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               Products sold by NGVSI during the next ten (10) years from the date of execution of this Technology Agreement after which said royalty payment obligation shall expire;

         (iii) a running royalty of one and one-half percent (1.5%) of the Net Selling Price of Technology Products sold by any license of NGVSI hereunder during the next ten (10) years after which said royalty payment obligation shall expire; and

          (iv) twenty-five percent (25%) of any royalty/transfer fees (lump sum or up-front payments) that NGVSI demands from any licensee hereunder during the next ten (10) years, after which said royalty payment obligation shall expire. The parties agree that in the event NGVSI, by reason of its receipt of any such fees, is obligated to credit its licensee with respect to royalties thereafter otherwise arising with respect to said licensee's sales of Technology Products, then and in such event, NGVSI shall receive a credit under Section 3(b)(iii) hereof from ACI equal to such credit provided to its licensee.

     Section 3.2. For purposes of determining when royalty obligations accrue under Section 3.1, Technology Products shall be considered to be sold when NGVSI or a licensee of NGVSI has received payment from its customers for said Technology Products.

     Section 3.3. NGVSI agrees to commit, and provide ACI with written evidence that it has committed, at least Two Hundred


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Thousand Dollars ($200,000) in working capital and resources toward exploitation of the Transferred Technology during the next three (3) years, said amount including a Six Thousand Dollar ($6,000) reimbursement for ACI's U.S. patenting costs and expenses. Should NGVSI fail to make such commitments during the next three (3) years, ACI shall have the option to terminate this Technology
Transfer Agreement subject to the terms of Section 9.3 and 9.4 hereof.

                        ARTICLE IV - RECORDS AND PAYMENT

     Section 4.1. NGVSI agrees to keep written records showing the Net Selling Price of any Technology Products sold by NGVSI, and reportedly sold by any licensee of NGVSI, together with a calculation of royalties due to both ACI and PRICE on any such sales. Such records shall be available for inspection at NGVSI's designated office upon reasonable prior written notice by ACI or PRICE to NGVSI, at reasonable intervals and during regular business hours by a certified public accountant acceptable to NGVSI. Any fees and expenses associated with such inspections shall be paid by the party requesting such inspection, either ACI or PRICE. This record keeping requirement shall cease when the cumulative Net Selling Price of Technology Products equals One Hundred Million Dollars ($100,000,000) or on the tenth (10th) anniversary of this Technology Transfer Agreement, whichever occurs later.

     Section 4.2. Royalties under this Technology Transfer Agreement shall be calculated and paid based on calendar quarters ending March 31, June 30, September 30 and December 31, respectively. NGVSI agrees to make quarterly reports to both ACI and PRICE on or before the last day of February, May, August and November of each year showing:


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         (a) the cumulative Net Selling Price of all Technology Products sold by
NGVSI, and reported by NGVSI by its licensees as sold by them during the preceding calendar quarter;

         (b) the royalties due and payable to both ACI and PRICE on such sales, after a reduction of the royalty by any credits or deductions allowed under this Agreement; and

         (c) the status of all other fees and bonuses payable by NGVSI to both ACI and PRICE hereunder.

Each quarterly report shall be accompanied by NGVSI's payment of the royalties due and payable to both ACI and PRICE.

                       ARTICLE V - TECHNOLOGY AND PATENTS

     Section 5.1. Promptly after execution of this License Agreement, ACI and PRICE shall fully disclose and provide NGVSI with a complete written description of the Transferred Technology to the extent they have not already done so.

     Section 5.2. PRICE and NGVSI, at NGVSI's expense, shall be jointly responsible for applying for DOT certification of any Technology Products requiring such certification, and NGVSI shall keep both ACI and PRICE fully aware of the status of any such certification applications.

     Section 5.3.

     (a) Promptly after the execution of this Technology Transfer Agreement by all parties, ACI shall reassign its rights in all Technology Patents to NGVSI thereby transferring to NGVSI primary control over the prosecution and maintenance


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of any such Technology Patents. PRICE consents to the aforementioned reassignment, ACI and PRICE shall continue to cooperate and assist in such prosecution and maintenance, including executing any such documents and taking such actions as NGVSI shall deem necessary in connection with the Technology Patents. PRICE consents to the aforementioned reassignment.

     (b) In the event NGVSI elects to discontinue prosecuting or maintaining any Technology Patents, NGVSI shall notify ACI of its intent to do so after which ACI may elect to assume full responsibility for the prosecution and/or maintenance of such Technology Patents following their reassignment from NGVSI to ACI.

         Section 5.4. NGVSI shall keep ACI and PRICE notified of its intentions to seek equivalent patent protection on any Transferred Technology in any foreign countries at NGVSI's sole expense.

                             ARTICLE VI - LITIGATION

     Section 6.1. ACI, PRICE and NGVSI agree to notify each other in the event that any party becomes aware of any infringement of Technology Patents by any third party. The assignee of record for such Technology Patents shall have the right to initiate and maintain proceedings against such infringers at its own expense and for its own benefit.

     Section 6.2. In the event that a third party brings litigation against NGVSI regarding NGVSI's use of the Transferred Technology, NGVSI shall decide whether to defend such action at its own expense. NGVSI has the right to deduct from subsequent royalties due ACI or PRICE under this


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Technology Transfer Agreement all out-of-pocket expenses, legal fees and other costs incurred by NGVSI in the defense of such third party litigation.

     Section 6.3. The parties agree to cooperate with each other in any patent proceeding brought by or against NGVSI relating to the Transferred Technology.

                            ARTICLE VII - WARRANTIES

     Section 7.1. ACI makes no warranties and representations as to the accuracy of any Transferred Technology or Technology Patents, or as to any third party infringement through NGVSI's use of the same, provided, however, that ACI and PRICE represent and warrant to NGVSI that to the best of their knowledge none of the Transferred Technology, as used heretobefore by ACI, infringes upon the rights of third parties in existence as of the date this Technology Transfer Agreement. All rights provided by ACI to NGVSI under this Technology Transfer Agreement are being transferred with all faults "AS IS, WHERE IS". Notwithstanding the foregoing, ACI represents and warrants that, following the execution and delivery of this Technology Transfer Agreement, neither it or any affiliate will possess any Transferred Technology or Improvements unless it receives same by operation of the reversionary provisions of Section 9.4 hereof.

     Section 7.2. With respect to any Technology Products made by NGVSI, ACI makes no warranties and/or representations, including but not limited to warranties of merchantability and/or fitness for a particular purpose.


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                         ARTICLE VIII - CONFIDENTIALITY
                               AND NON-COMPETITION

     Section 8.1. For a period of one (1) year from the termination date of this Technology Transfer Agreement for any reason, ACI, NGVSI and PRICE shall take reasonable precautions to treat any proprietary information relating to the Transferred Technology in confidence, and except as permitted in this Agreement, and shall not disclose such proprietary information to third parties without the consent of the other parties; and NGVSI and PRICE shall have the right to use such proprietary information only in accordance with this Technology Transfer Agreement.

     Section 8.2. The foregoing obligations of confidentiality, limited use and nondisclosure shall not apply to any proprietary information which:

(a) is now or hereafter becomes available to the public through no fault of the parties; such as by public disclosure in an issued U.S. patent;

(b) was known to the receiving party prior to the date of its disclosure to said party; or

(c) is received from a third party having no secrecy obligation to any of the parties hereunder.

     Section 8.3. This Technology Transfer Agreement shall not relieve PRICE of his obligations to disclose inventions to NGVSI by virtue of PRICE's employment or PRICE's Employee Agreement with NGVSI (a copy of which is attached as Exhibit
A). ACI acknowledges and agrees that PRICE is authorized to make disclosures as to the Transferred Technology to NGVSI in


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order to consummate this Technology Transfer Agreement.

     Section 8.4. During the term of this Agreement, and provided NGVSI is not in default of its obligations to pay royalties in the amount and at the time herein provided, neither ACI, or its affiliates, nor PRICE, or his affiliates, shall compete, directly or indirectly, with the business of NGVSI relating to the manufacture, design, fabrication, development, testing or sale of Technology Products, nor interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between NGVSI and any of its customers, clients, suppliers, consultants, employees or any research support to it, provided, however, that nothing herein contained shall prevent ACI from engaging in the business of manufacturing, designing, fabricating, developing, testing or selling fiber wound tanks for containment of aviation fuel and other liquids.

     Section 8.5. In consideration of the royalties payable hereunder any NGVSI, during the term of this Agreement, PRICE agrees, without charge, to promptly disclose to NGVSI and, as directed in writing by NGVSI to NGVSI's licensees, any improvements, modifications, upgrades, enhancements, or advancements, with respect to the Transferred Technology, Technology Products or Improvements, made by PRICE.

                        ARTICLE IX - TERM AND TERMINATION

         Section 9.1. This Technology Transfer Agreement shall be effective as of the date first written above and, unless earlier terminated as provided herein, extend (i) as to PRICE's transfer to NGVSI and NGVSI's obligations of payment and performance hereunder in connection therewith until the


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receipt by NGVSI of cumulative Net Selling Price for Technology Products equal to One Hundred Million Dollars ($100,000,000.00) as provided in Section 3.1(a)
(iii) hereof; and (ii) as to ACI's transfer to NGVSI and NGVSI's obligations or payment and performance hereunder in connection therewith until the tenth (10th) anniversary date of the date this Technology Transfer Agreement is executed.

     Section 9.2. NGVSI may unilaterally terminate this Agreement by providing ACI with ninety (90) days prior notice to an effective date of termination selected by NGVSI. In such event:

     (a) all rights in any Technology Patents (and Improvements) shall automatically revert to ACI who shall be free to utilize the Transferred Technology or license it in whole or in part to any third parties;

     (b) NGVSI shall return all ACI and/or PRICE proprietary information to ACI, and discontinue its use of the Transferred Technology and Technology Patents until the last U.S. patent in the Technology Patents expires.

     (c) NGVSI shall have the option to obtain a nonexclusive worldwide license from ACI and/or PRICE as to the Transferred Technology, Technology Patents, Technology Products and Improvements on terms mutually satisfactory to the parties.

     Section 9.3. ACI or PRICE may terminate this Technology Transfer Agreement if NGVSI, at any time, defaults in its payment of royalties due hereunder by giving NGVSI sixty (60) days written notice of its intent to terminate provided NGVSI does not pay such due royalties to ACI or PRICE before the expiration of this sixty (60) day period.


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     Section 9.4. Should this Technology Transfer Agreement be terminated early for default of royalty payments by NGVSI to either ACI or PRICE, all Transferred Technology shall revert to ACI and rights to all Improvements shall automatically be reassigned from NGVSI to ACI, provided, however, that NGVSI shall have the right and privilege in such event to retain a nonexclusive worldwide license to the Transferred Technology, Technology Patents, Technology Products and Improvements on terms mutually satisfactory to the parties. Should the parties not agree on mutually satisfactory terms for this non-exclusive license, any remaining terms under the exclusive license between ACI and PRICE shall be revised to the extent such terms have not already been discharged through the prior acts or payments of NGVSI to PRICE.

                            ARTICLE X - ASSIGNABILITY

     Section 10.1. This Technology Transfer Agreement may not be fully assigned by any party without the prior consent of the other parties except that ACI may assign its rights, specifically including the right to receive all or any portion of NGVSI's consideration under Article III hereof and its obligations, to its parent, ALCOA, or to any entity directly or indirectly controlling or controlled by ALCOA, without NGVSI's prior written consent. In any event, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors, heirs and assigns.

                           ARTICLE XI - MISCELLANEOUS

     Section 11.1. Notice. All notices required or permitted to be given under this Technology Transfer Agreement shall be in writing, postage prepaid, and shall be deemed to be


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properly given if sent by certified or registered mail to the party entitled to receive such notice at the respective addresses set forth below, or in accordance with the last written instructions received from such party concerning the mailing addresses to be used for any notice. The date of said notices shall be the date shown on the postmark if the same shall be sent by certified or registered mail.

Address for ACI:           Alcoa Composites, Inc.
                           605 East Huntington Drive
                           Suite 200
                           Monrovia, CA 91016
                           Facsimile:  ______________________
                           Attention:  ______________________

                           cc:  M.D. Scott and
                                G.P. Topolosky
                                Aluminum Company of America
                                Legal Dept., Patent Division
                                100 Technical Drive
                                Alcoa Center, PA 15069-0001

Address for NGVSI:         NGV Systems, Inc.
                           2250 Cherry Industrial Circle
                           Long Beach, CA 90805
                           Facsimile:  (310) 630-1382
                           Attention:  Arthur L. Boschen, Executive Vice
                                       President and Chief
                                       Operating Officer

Address for PRICE:         Audie L. Price, P.E.
                           4427 Via Precipicio
                           San Diego, CA 92122
                           Facsimile:  (619) 457-2236

     Section 11.2. Integration. This Technology Transfer Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and unless otherwise stated supersedes all previous negotiations, commitments, writings and agreements including the Memorandum of Understanding dated August 27, 1992.

     Section 11.3. Waiver. None of the terms, covenants and


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conditions of the Technology Transfer Agreement may be waived except by the express written consent of the party waiving compliance thereto. The failure of any party to assert any right hereunder or to insist upon compliance with any term or condition of the Technology Transfer Agreement shall not constitute a waiver of that right or excuse any subsequent failure to perform such other terms or conditions by any party.

     Section 11.4. Modification. In the event that any provision of this Technology Transfer Agreement is declared invalid by a court of competent jurisdiction from which no appeal can be taken, the remainder hereof shall be deemed to remain in effect as modified in conformity with that court's declaration.

     Section 11.5. Warranty and Representation. PRICE and ACI represent and warrant that they: (a) are the sole owners of the Transferred Technology; (b) have the right to transfer to NGVSI the Transferred Technology set forth herein; and (c) are not aware of any claim or controversy involving the Transferred Technology or Technology Patents.

     Section 11.6. Applicable Law. This Technology Transfer AGREEMENT shall be construed, interpreted and applied according to the laws of the State of California, not including, however, rules relating to choice or conflict of law.

     Section 11.7. Arbitration. It is the intent of the parties to this Agreement that any dispute relating to its terms and administration be resolved as quickly as possible. To that end, the parties agree that disputes in the United States shall be submitted to arbitration in the State of California pursuant to the commercial arbitration rules of the American Arbitration Association then existing. If the parties


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can agree, a single arbitrator is deemed to be desirable. If such an agreement cannot be reached, a panel of three arbitrators shall be utilized.

     IN WITNESS WHEREOF, the parties hereto have executes this Technology Transfer Agreement in triplicate as of the date first written above.

WITNESS:                             ALCOA COMPOSITES, INC.

By:  /s/[Illegible]                  By:  /s/[Illegible]
   ---------------------------          --------------------------
                                              Title:  President A.C.I.

WITNESS:                             NGV SYSTEMS, INC.

By:  /s/[Illegible]                  By:  /s/Arthur L. Boschen 2/23/93
   ---------------------------          --------------------------
                                             Arthur L. Boschen
                                     Title:  Executive Vice President and
                                             Chief Operating Officer

WITNESS:                             AUDIE L. PRICE

By:  /s/[Illegible]                  By:  /s/Audie L. Price 2/23/93
   ---------------------------          --------------------------
                                             Audie L. Price
                                     Title:


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